EXHIBIT 23.2

PCAOB Registered Auditors – www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 8-K of PearTrack Systems Group, Ltd., of our report dated January 6, 2015 on our audit of the financial statements of PearTrack Systems Group, Ltd as of December 31, 2013, and the related statements of operations, stockholders’ equity and cash flows since inception on December 4, 2013 through December 31, 2013, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

January 6, 2015

8250 W Charleston Blvd, Suite 100 - Las Vegas, NV 89117      Phone: (888)727-8251  Fax: (888)782-2351